Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Coinstar, Inc.

We consent to the use of our reports dated February 9, 2011, with respect to the consolidated balance sheets of Coinstar, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of net income, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

June 1, 2011